Dear Joseph,

We know it is time for us to make payment. Since the procedure for establishing a biological company is longer than we originally expected, we have to request an extension.

1, we already prepared fund in RMB

2, Chinese authority already accepted our company registration application, we expect to get approval this week.

3, after getting registration documents, we can open a bank account

4, once we have the bank account and approvals for wire out the foreign currency. We will wire the fund to you as soon as possible. We expect next week or latest before December 31, 2020.

Preparatory Committee of the New Bio Company, Chairman of the Board Maggie Wang

December 14, 2020